Exhibit 10.1
June 27, 2006 — Revised
Darrell Webb
Dear Darrell:
I am delighted to offer you the position of Chairman, President, and CEO of Jo-Ann Stores, Inc. We have tremendous challenges ahead of us as we continue to repair the business and solidify our position as the premier fabric and craft retailer. Your vision and leadership are critical to us as we continue to serve and inspire creativity.
The following provides the terms and conditions of your employment offer:
1)	Your employment will commence on or before August 1, 2006.

2)	Your annual base salary will be $750,000 paid in bi-weekly installments of $28,846.15 with an annual review by the board of directors in March of each year.

3)	For FY08, you will participate in our Management Incentive Plan (MIP) which has a cash bonus of 100% of your base salary upon achieving the budgeted (target) financial performance for the fiscal year, as approved by the board of directors annually. You will be guaranteed a FY08 bonus of not less than 50% of earned salary for the year. For the current fiscal year ending January 31, 2007 your MIP bonus will be guaranteed at 100% of your actual base salary earned between your start date and the end of the fiscal year, and will be payable in March 2007.

4)	Beginning in fiscal year 2008, you will participate in the Jo-Ann Stores, Inc. long-term incentive plan at a level commensurate with your position relative to other executive officers. Annual grants under this plan are determined by the board of directors based on peer incentive compensation levels and the specific needs and circumstances of the Company. In addition, on the first Friday following your start date you will receive:
a)	A grant of 100,000 shares of Jo-Ann Stores, Inc. common stock These shares will vest 25% annually on the first four anniversaries of your start date.

b)	A grant of 100,000 non-qualified options to purchase shares of Jo-Ann Stores, Inc. common stock. These options will vest 25% annually on the first four anniversaries of your start date and be exercisable for seven years from date of issuance. These options will be priced at the closing price of Jo-Ann Stores common stock on the day of the grant.
Under the terms of the 1998 Incentive Compensation Plan, as amended, you would have 90 days to exercise all vested stock options in the event of your termination for any reason other than death or disability and (1) year to exercise all vested stock options in the event of death or disability.
5)	We will provide a car allowance in the amount of $1,400 per month. This allowance is intended to cover all costs, which include, but is not limited to the purchase or lease price of a vehicle, insurance, registration, maintenance, gasoline, taxes, etc. The allowance will be included in your paycheck on the first pay period of the month. The car allowance, for tax purposes, is treated as ordinary income and will be taxed accordingly.

6)	You will be immediately eligible for twenty-seven days of Paid Time Off (PTO) annually.

7)	You will be eligible to participate in the Company’s Group Benefit Plan. Your benefits will become effective ninety (90) days from your start date. Please note that our medical plan carries a $25,000 per person limit for the first year of coverage.

8)	You will participate in our Salary Continuation plan. This plan pays you one hundred percent (100%) of your salary for up to ninety (90) days for any illness or disability.

9)	As a member of our Leadership Group, you will be required to participate in the Company’s Long-Term Disability plan. The plan pays you a benefit equal to sixty percent (60%) of your salary up to a maximum of $18,000 per month should you become disabled. Additionally, Jo-Ann will provide you with a supplemental long-term disability plan that will provide an additional maximum monthly benefit of up to $7,000 for a total monthly benefit of $25,000. This supplemental coverage is subject to all underwriting provisions of the insurance carrier.

10)	You will be eligible to participate in our Deferred Compensation Plan, provided you enroll within 30 days from your start date.

11)	You will be eligible to participate in the Company’s SERP after one (1) year of employment with a maximum benefit of $750,000 subject to the terms of the plan.

12)	You are also eligible to participate in all other benefits provided to senior officers including: an annual executive physical, tax and financial planning assistance, etc.

13)	We will reimburse you for reasonable attorney fees resulting from the review of these documents.

14)	In order to facilitate your relocation to the Cleveland, Ohio area, the Company will assume the full cost of moving your household goods. Our relocation representative will contact you to initiate this process upon your acceptance of this offer. In addition, should it be required, the Company will provide you with temporary accommodation for up to 90 days. Should it become necessary, the Company will also reimburse you for duplicate mortgage payments, including your tax liability, at a rate equal to the lower of the two mortgages, for a period of up to six months.

The Company will reimburse you for up to six (6) round trips between Portland and Cleveland during the period until your relocation is completed and for expenses associated with up to three (3) house-hunting trips for you and your wife. In addition, on your start date the Company will make a lump-sum payment to you of $150,000, less applicable taxes, to cover any incidental relocation costs not otherwise reimbursed.

15)	The Company will enter into a separate agreement with you covering severance in the event that your employment is terminated by the Company without cause or by you or the Company as a result of a Change in Control. This agreement will be substantially in the form attached hereto.
Darrell, I am excited to have you come on board as the new leader of Jo-Ann Stores, Inc. I am very confident that you will make an immediate impact.
Please confirm your agreement to accept this position by signing and returning one copy of this letter. Thank you.
Sincerely,

/s/ Alan Rosskamm
Alan Rosskamm
Chairman, President, and CEO

Agreed to this on the 29th day of June, 2006.

/s/ Darrell Webb
Darrell Webb

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